Exhibit 9.1
VOTING AGREEMENT
     This Voting Agreement (this “Agreement”), dated as of April 30, 2009, is made by and among ComVest NationsHealth Holdings, LLC, a Delaware limited liability company (“Parent”), NationsHealth, Inc., a Delaware corporation (the “Company”), MHR Capital Partners Master Account, LP, MHR Capital Partners (100) LP, OTQ, LLC, and Mark H. Rachesky M.D., as a holder of record and as authorized signatory for certain other entities, (collectively, with their respective Affiliates and any successor to any of the foregoing, “MHR,” provided, that any representations and covenants made by any of the foregoing signatories hereto shall be made severally and not jointly), Glenn Parker, Lewis Stone, Timothy Fairbanks, Mark Lama, and RGGPLS, LLC, a Delaware limited liability company, (each, individually, a “Key Holder” and, collectively, the “Key Holders” and together with Parent and MHR, individually, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
     WHEREAS, concurrently with the execution of this Agreement, Parent, NationsHealth Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);
     WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”);
     WHEREAS, in connection with the Merger and immediately prior to the Effective Time, each of the Stockholders shall contribute all issued and outstanding shares of Company Common Stock and Company Restricted Stock owned, beneficially and of record, by each of them (or their respective Affiliates) (the “Rollover Shares”) in exchange for the same number of shares of the Merger Sub Non-Voting Common Stock at a price per share equal to $0.12 (the “Exchange”) in accordance with the terms and conditions of the Exchange and Rollover Agreement;
     WHEREAS, in connection with the Merger and at the Effective Time, (a) each share of issued and outstanding Company Common Stock, including shares of Company Restricted Stock (other than shares to be canceled in accordance with Section 2.1(c) of the Merger Agreement, the Dissenting Shares, and the shares of Preferred Stock issued at or immediately prior to the Effective Time in connection with the Preferred Stock Investment and the Preferred Stock Investment Option (if exercised)) shall be converted into the right to receive from the Surviving Corporation a cash amount equal to $0.12 per share, (b) each share of Merger Sub Non-Voting Common Stock owned, beneficially or of record, by each of the Stockholders (or its Affiliates) shall be converted into and become one share of Surviving Corporation Common Stock in accordance with Section 2.1(a) of the Merger Agreement, and (c) each share of Merger Sub Voting Common Stock owned, beneficially or of record, by Parent shall be converted into and become one share of Surviving Corporation Common Stock in accordance with the terms and conditions of Section 2.1(a) of the Merger Agreement;

     WHEREAS, concurrently with the execution of this Agreement, the Company and Parent have entered into the Bridge Loan Documents pursuant to which Parent has agreed to provide the Bridge Loan;
     WHEREAS, all of the outstanding obligations under the Bridge Loan may be converted into shares of Preferred Stock in accordance with the Bridge Loan Documents and/or the Merger Agreement;
     WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, the Key Holders and MHR have entered into the other Preferred Stock Investment Documents to which each is a party, including the Series A Preferred Stock Purchase Agreement, dated the date hereof (the “Series A Stock Purchase Agreement”), by and between Parent and the Company, pursuant to which Parent shall purchase, and the Company shall sell, shares of Preferred Stock and the Company shall grant to Parent the Preferred Stock Investment Option, and the Investor Rights Agreement dated the date hereof (the “Investor Rights Agreement”), by and among the Company and the Stockholders;
     WHEREAS, the execution and delivery of this Agreement is a condition to Parent’s purchase of the Preferred Stock pursuant to the Series A Stock Purchase Agreement and Parent’s execution and delivery of the Series A Stock Purchase Agreement;
     WHEREAS, at the Effective Time, each of the Stockholders shall own, beneficially or of record, in such Stockholder’s name (or in the name(s) of its Affiliates or permitted assigns or transferees) the number of shares of Surviving Corporation Common Stock and/or Preferred Stock set forth opposite such Stockholders name on Schedule A attached hereto; and
     WHEREAS, the Company and each of the Stockholders desire to enter into this Agreement for the purposes, among others, of providing certain rights and restrictions with respect to the Company’s capital stock owned by the Stockholders.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:
ARTICLE 1
VOTING
     1.1 Holding of Company Securities; Size of Board of Directors.
          (a) Each Stockholder agrees (i) to hold all shares of Surviving Corporation Common Stock and/or Preferred Stock and any and all other shares of capital stock or other voting securities of the Company (including, without limitation, through new issuances, exercises of stock options or warrants, exercises of convertible or exchangeable securities, stock splits, stock dividends, recapitalizations, or any similar events) (collectively, the “Shares”), owned, beneficially or of record, in such Stockholder’s name (or in the name(s) its Affiliates or permitted assigns or transferees) immediately following and acquired after the Effective Time and (ii) to vote such Shares in accordance with, the provisions of this Agreement.

          (b) Each Stockholder agrees to vote or cause to be voted, all Shares owned, beneficially or of record, by such Stockholder (or its Affiliates or permitted assigns or transferees), or over which such Stockholder (or its Affiliates or permitted assigns or transferees) has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Company’s Board of Directors (the “Board”) shall be set, during the term of this Agreement, at no less than the number of directors necessary to allow for the designation of the directors from the Persons or groups with the right to designate a director as specified in Section 1.2.
     1.2 Election of Directors; Committees; Notices and Information; and Indemnification.
          (a) On all matters relating to the election and removal of directors from the Board, each Stockholder shall vote or cause to be voted all Shares owned, beneficially or of record, by such Stockholder (or its Affiliates or permitted assigns or transferees) or over which such Stockholder (or its Affiliates or permitted assigns or transferees) has voting control, from time to time and at all times, in whatever manner as shall be necessary, at each annual or special meeting of the Company’s stockholders at which an election of directors is held or pursuant to any written consent of the Company’s stockholders or any class or series thereof, to elect members of the Company’s Board as follows:
               (i) so long as Parent owns shares of the Preferred Stock (the “Parent Ownership Threshold”), four (4) individuals designated by Parent;
               (ii) so long as MHR satisfies any one of the following: (x) MHR holds any Notes (as defined below in Section 2.21), (y) MHR owns a number of Shares equal to at least thirty-three percent (33%) of the Shares owned by MHR at the Effective Time (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes) or (z) MHR owns at least five percent (5%) of the Company’s Common Stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes) (the “MHR Ownership Threshold”), one (1) individual designated by MHR, who shall initially be Mark H. Rachesky M.D., shall be elected as a director; provided, that in the event any transferee or assignee of MHR’s rights under this Section 1.2(ii) pursuant to Section 2.9, such transferee or assignee shall maintain such rights so long such transferee or assignee owns a number of Shares equal to at least thirty-three percent (33%) of the Shares owned by MHR at the Effective Time (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes) (the “MHR Assignee Threshold”);

               (iii) so long as Glenn Parker owns a number of Shares equal to two and one-half percent (2.5%) of the Company’s Common Stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes) or is the Chief Executive Officer of the Company (the “Glenn Parker Ownership Threshold”), one (1) individual designated by Glenn Parker, who shall initially be Glenn Parker, shall be elected as a director; provided, however, that if a Disqualifying Event (as defined in that certain Employment Agreement, dated the date hereof (the “Employment Agreement”), by and between Glenn Parker and the Company) occurs, during the period of determining whether such event is a Dismissal (as defined in the Employment Agreement), an Acquittal (as defined in the Employment Agreement), a Conversion (as defined in the Employment Agreement) or a Lapse (as defined in the Employment Agreement), Glenn Parker’s right to be a member of the Board shall be suspended and Glenn Parker shall have the right to designate another individual to serve on the Board; provided, further, however, if a Disqualifying Event results in a Conviction, Glenn Parker’s right to be a member of the Board or designate an individual to be a member of the Board shall be terminated; provided, further, however, that in the event any transferee or assignee of Glenn Parker’s rights under this Section 1.2(iii) pursuant to Section 2.9, such transferee or assignee shall maintain such rights so long such transferee or assignee owns a number of Shares equal to at least thirty-three percent (33%) of the Shares owned by Glenn Parker at the Effective Time (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes) (the “Glenn Parker Assignee Threshold”)
               (iv) one (1) director with experience in the healthcare industry and previous experience as a board member or senior executive for a company that operates within the healthcare industry, who shall be designated by the mutual agreement of Parent and Glenn Parker; provided, however, that if Glenn Parker does not meet the Glenn Parker Ownership Threshold, such director shall be designated solely by Parent.
          (b) Each Stockholder agrees to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.
          (c) Subject to applicable law, so long as any Stockholder has a right to designate a member to the Board pursuant to Section 1.2(a), at least one director designated by such Stockholder shall have the right to be a member and participate in any committees established by or on behalf of the Board.
          (d) So long as any of Parent, Glenn Parker or MHR is entitled to designate a member to the Board pursuant to Section 1.2(a), the Company shall provide to such Stockholder and its Board designee, written notice (including without limitation, by fax or electronic mail) of all meetings (whether such meeting is in person or by means of remote communication or whether it is a consent by written action in lieu of a meeting) of the Board (including all committees thereof) as reasonably as practicable in advance, copies of the minutes, consents, documents, and other materials or other information to be provided to the directors at such meeting and copies of any action proposed to be taken by written consent in advance of the effectiveness of such consent.

          (e) The Company shall (i) provide each member of its Board with standard and customary directors’ liability insurance, (ii) enter into an Indemnification Agreement in substantially the form attached hereto as Exhibit A with each member of its Board and (iii) to the fullest extent permitted by law provide for indemnification and exculpation (including, but not limited to, the advancement of reasonable fees, costs and expenses) of each member of its Board as set forth in the Company’s Amended and Restated Bylaws and Third Amended and Restated Certificate of Incorporation.
     1.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.
     1.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned, beneficially or of record, by such Stockholder (or its Affiliates or permitted assigns or transferees), or over which such Stockholder (or its Affiliates or permitted assigns or transferees) has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:
          (a) No director elected pursuant to Section 1.2 or Section 1.3 may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person(s), entitled under Section 1.2 to designate such director or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2 is no longer so entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2; and
          (b) Any vote taken to fill any vacancy created by the resignation, removal or death of a director elected pursuant to Section 1.2(a) shall also be subject to the provisions of Section 1.2(a). Any director who is elected to the Board pursuant to the terms of Section 1.2 or Section 1.3 may be removed from the Board with or without cause (i) only upon the request or affirmative vote of the Person(s) entitled under Section 1.2 to designate such director or (ii) if the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2 is no longer so entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2, then pursuant to the requirements of the Company’s Third Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, in each case as amended from time to time.
     1.5 No Liability for Election of Recommended Director. None of the parties to this Agreement and no officer, director, shareholder, partner, employee or agent of any party to this Agreement makes any representation or warranty or shall incur any liability with respect to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or the act of such party in voting for such nominee pursuant to this Agreement.

     1.6 Glenn Parker Approval. At any time that Glenn Parker is a director on the Board and satisfies the Glenn Parker Ownership Threshold, the Board shall not nor shall the Board cause the Company to, either directly or indirectly, do any of the following without (in addition to any other vote required by Law or the Company’s organizational documents) the written consent or affirmative vote of Glenn Parker as a director on the Board:
          (a) cause the Company to engage in a business not related to the healthcare industry;
          (b) alter or change the rights, preferences or privileges of the Preferred Stock or the Common Stock in the Company’s Third Amended and Restated Certificate of Incorporation;
          (c) cause, allow or permit the Company to enter into any transaction with Parent or any of its Affiliates (other than in connection with the Preferred Stock Investment, the Preferred Stock Investment Option, or the exercise of by Parent or any of its Affiliates of any preemptive rights granted to such party), unless the terms and conditions of such transaction are commercially reasonable and at least as favorable to the Company as the terms and conditions that the Company could have obtained for such a transaction had such transaction been consummated at arm’s length with an unrelated third party; provided, however, that if such transaction involves the sale by the Company to Parent or any of its Affiliates of any of the Company’s securities, then such sale must be for a legitimate purpose and the purchase price for such securities will be the fair market value of such securities as determined by (i) the Board or (ii) if elected by Glenn Parker, an appraiser (at the Company’s expense), who shall be a recognized investment banking firm selected by the mutual agreement of Glenn Parker and the Board, provided, further, however, that if Glenn Parker and the Board do not agree on such appraiser, then each of Glenn Parker and the Board shall select a recognized investment banking firm and those two investment banking firms shall select a third recognized investment banking firm to serve as such appraiser (all of whom shall be at the Company’s expense); or
          (d) amend or repeal any provision of the Company’s organizational documents in a manner that would amend or repeal any of the rights set forth in subsections (a), (b) or (c) above.
     1.7 Legend. (a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on all certificates representing the Shares subject to this Agreement, the following restrictive legend (the “Legend”):
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT BY AND AMONG THE STOCKHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT (EXCEPT TO THE EXTENT THAT SUCH AGREEMENT PROVIDES OTHERWISE). A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

          (b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, re-issuance or otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent the Shares theretofore represented by a certificate carrying the Legend. If at any time or from time to time any Stockholder holds any certificate representing shares of the Company’s capital stock not bearing the Legend, such Stockholder agrees to deliver such certificate to the Company promptly to have such Legend placed on such certificate. The parties hereto agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed at the request of any holder of the Company’s capital stock following termination of this Agreement and shall be removed in connection with any transfers consummated after an IPO (as defined in the Investor Rights Agreement) to a person other than a Stockholder.
     1.8 Successors. Except as otherwise provided herein, the provisions of this Agreement shall be binding upon the successors in interest to any of the Shares. The Company shall not permit the transfer of any Shares on its books or issue a new certificate representing any Shares unless and until the person to whom such Shares are being transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Stockholder; provided that the foregoing requirement shall not (x) apply to any transferee of Shares in connection with a transfer consummated after an IPO to a person other than a Stockholder and (y) to any person who after such transfer owns less than five percent (5%) of the Company’s Common Stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all the Company’s convertible securities and Options, other than the Notes) . Upon the execution and delivery of such an Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Stockholder.
ARTICLE 2
MISCELLANEOUS
     2.1 Ownership. Each Stockholder, severally and not jointly, represents and warrants to the Company that except as set forth on Schedule 2.1 (a) immediately following the Effective Time such Stockholder will own the shares of Common Stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes) listed on Exhibit 2.1 attached hereto, free and clear of any liens or encumbrances, except as provided herein and in that certain Right of First Refusal and Co-Sale Agreement, dated the date hereof, by and among the Company and the signatories thereto, and that certain Voting Agreement, dated the date hereof, by and among the Company and the signatories thereto, and has not executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than in connection with the Merger or that will expire or terminate at, prior to or in connection with the consummation of the Merger, (b) such Stockholder has full power and authority to execute and deliver this Agreement and perform its obligations hereunder, (c) the execution, delivery and performance by such Stockholder of this Agreement has been duly authorized and approved and no other corporate action on the part of such Stockholder is necessary to authorize the execution, delivery and performance by such Stockholder of this Agreement, and (d) this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except where such enforceability is subject to the Bankruptcy and Equity Exception.

     2.2 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his, her or its heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
     2.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent via facsimile (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to:

ComVest Investment Partners III, L.P.
One North Clematis
Suite 300
West Palm Beach, Florida 33401
Attention: Cecilio Rodriguez
Facsimile: (561) 671-3225

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, FL 33602
Attention: Steven W. Vazquez
Facsimile: (813) 221-4217

If to the Company, to:

NationsHealth, Inc.
13630 NW 8th Street
Suite 210
Sunrise, Florida 33325
Attention: Chief Executive Officer
Facsimile: (954) 903-5005

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
201 South Biscayne Boulevard
22nd Floor
Miami, Florida 33131
Phone: 305.358.3500
Fax: 305.347.6500
Attention: Ira J. Coleman, Esq.
               Frederic L. Levenson, Esq.
               Harris Siskind, Esq.

If to the Key Holders, to:

Glenn Parker
530 Carrotwood Terrace
Plantation, Florida 33324

and

Timothy Fairbanks
6605 NW 122nd Avenue
Parkland, Florida 33076

and

Lewis Stone
6618 NW 103rd Lane
Parkland, Florida 33076

and

Mark Lama
225 Potter Road
West Palm Beach, Florida 33405

and

RGGPLS, LLC
13630 NW 8th Street
Suite 210
Sunrise, Florida 33325

If to MHR, to:

c/o MHR Fund Management LLC
40 West 57th Street, 24th Floor
New York, New York 10019
Attn: Hal Goldstein
               Emily Fine
               Janet Yeung
Telephone: (212) 262-0005
Facsimile: (212) 262-9356

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Doron Lipshitz, Esq.
                   Patricia Perez, Esq.
Telephone: (212) 326-2000
Facsimile: (212) 326-2061
               or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 2.3, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

     2.4 Term. This Agreement shall automatically terminate upon the earlier of (a) the consummation of an Approved Drag-Along Sale (as defined in that certain Right of First Refusal and Co-sale Agreement, dated the date hereof, by and among the Company and the Stockholders), (b) termination of the Merger Agreement in accordance with its terms, or (c) the date Parent, MHR (or any transferees or assignee of MHR’s rights set forth in Section 1.2(a)(ii) pursuant to Section 2.9) and Glenn Parker (or any transferee or assignee of Glenn Parker’s rights set forth in Section 1.2(a)(ii) pursuant to Section 2.9) consent in writing to the termination of this Agreement; provided, however, that the consent of MHR or such transferee or assignee to such termination shall not be required if such party does not meet the MHR Ownership Threshold or the MHR Assignee Threshold, as the case may be, and the consent of Glenn Parker or such transferee or assignee to such termination shall not be required if such party does not meet the Glenn Parker Ownership Threshold or the Glenn Parker Assignee Threshold, as the case may be. From and after such date (i) as MHR does not meet the MHR Ownership Threshold, this Agreement and the obligations of MHR hereunder shall terminate and cease to be of further force and effect as to MHR, (ii) as a transferee or assignee of MHR does not meet the MHR Assignee Threshold, this Agreement and the obligations of such transferee or assignee hereunder shall terminate and cease to be of further force and effect as to such transferee or assignee, (iii) as Glenn Parker does not meet the Glenn Parker Ownership Threshold, this Agreement and the obligations of Glenn Parker hereunder shall terminate and cease to be of further force and effect as to Glenn Parker, (iv) as a transferee or assignee of Glenn Parker does not meet the Glenn Parker Assignee Threshold, this Agreement and the obligations of such transferee or assignee hereunder shall terminate and cease to be of further force and effect as to such transferee or assignee, or (v) as any Key Holder (other than Glenn Parker) owns a number of Shares equal to two and one-half percent (2.5%) of the Company’s Common Stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes), and (iv) as a permitted transferee or assignee that become a party to this Agreement in accordance with the terms and conditions set forth in that that certain Right of First Refusal and Co-Sale Agreement, dated the date hereof, by and among the Company and the signatories thereto, does not own at least five percent (5%) of the Company’s Common Stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes), this Agreement and the obligations of such transferee or assignee hereunder shall terminate and cease to be of further force and effect as to such transferee or assignee.
     2.5 Effective Date. The effectiveness of this Agreement is conditioned upon the occurrence of the Effective Time pursuant to the Merger Agreement in effect as of the date hereof, and in the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void and have no force or effect.
     2.6 Amendment or Waiver. Any amendment or modification of or to any provision of this Agreement, and any consent to any departure of any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by of (a) Parent (so long as the Parent meets the Parent Ownership Threshold), (b) MHR (so long as MHR meets the MHR Ownership Threshold), and (c) Glenn Parker (so long as Glenn Parker meets the Glenn Parker Ownership Threshold. Notwithstanding the foregoing sentence, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by any party entitled to the benefits thereof only by a written instrument signed by such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Notwithstanding the foregoing, without the consent of the other Stockholders, this Agreement and Exhibit 2.1 attached hereto may be amended solely to add an additional Stockholder as a party hereto by an instrument in writing signed by the Company and such additional stockholders. For so long as this Agreement is in full force and effect, any amendment, alteration or repeal of the Third Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws that adversely affects in any material respect the rights granted to the Stockholders pursuant to this Agreement shall also be subject to the approvals required in connection with an amendment to this Agreement as set forth in the first sentence of this Section 2.6.

     2.7 Counterparts and Fax Signatures. This Agreement may be executed in two or more counterparts (including by means of facsimile or electronically transmitted portable document format (PDF) signature pages), each of which shall be deemed to be an original, but all of which together shall constitute and be one and the same instrument; provided that, fax or electronically transmitted signatures to this Agreement shall be deemed to be originals. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.
     2.8 Additional Shares; Aggregation of Stock. In the event that following the Effective Time any shares or other securities are issued in respect of, or in exchange for, any of the Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such Shares shall be deemed to be Shares for purposes of this Agreement. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such affiliated persons may apportion such rights among themselves in any manner they deem appropriate.
     2.9 Successors and Assigns. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign any of its rights under this Agreement without the prior written consent of each of the other parties or in compliance with the terms and conditions set forth herein; provided, that in the event (a) MHR (or any of its permitted transferees or assignees pursuant to this Section 2.9) transfers or assigns in one or a series of transactions at least fifty percent (50%) of the number of shares of the Company’s capital stock or any equity or debt securities convertible, exercisable or exchangeable into shares of the Company’s capital stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes) owned by MHR at the Effective Time in compliance with the terms and conditions of that certain Right of First Refusal and Co-Sale Agreement, dated the date hereof, by and among the Company and the signatories thereto (the “Right of First Refusal and Co-Sale Agreement”), MHR’s rights under Article 1 may, at the option of MHR be transferred or assigned to the applicable transferee or assignee so long as transferee or assignee agrees in writing to be bound by and subject to the applicable terms and conditions of this Agreement; provided, however, that MHR’s rights set forth in Section 1.2(a)(ii) shall apply to only one designee and in the event MHR transfers or assigns such right to any transferee or assignee, MHR shall no longer maintain such right either as an equity holder or creditor of the Company, and (b) Glenn Parker (or any of its permitted transferees or assignees pursuant to this Section 2.9) transfers or assigns in one or a series of transactions at least fifty percent (50%) of the number of shares of the Company’s capital stock or any equity or debt securities convertible, exercisable or exchangeable into shares of the Company’s capital stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, other than the Notes) owned by Glenn Parker at the Effective Time in compliance with the terms and conditions of the Right of First Refusal and Co-Sale Agreement, Glenn Parker’s rights under Article 1 may, at the option of Glenn Parker be transferred or assigned to the applicable transferee or assignee; provided that such transferee or assignee agrees in writing to be bound by and subject to the applicable terms and conditions of this Agreement.

     2.10 Headings and Sections. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of its provisions. All references in this Agreement to an article or section shall mean an article or section of this Agreement (unless otherwise indicated).
     2.11 Entire Agreement. This Agreement (including the exhibits and schedules hereto and any other documents and instruments referred to herein or contemplated hereby), constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof (including that certain Letter of Intent).
     2.12 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement, except as expressly provided in this Agreement.
     2.13 Severability. If any term or other provision of this Agreement is determined by a non-appealable court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     2.14 Schedules, Exhibits. All exhibits or schedules attached to this Agreement shall be deemed part of this Agreement and incorporated into this Agreement, as if fully contained in it. All references in this Agreement to this Agreement shall include all of the exhibits or schedules attached to this Agreement.
     2.15 Governing Law; Jurisdiction.
               (a) The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.
               (b) The parties hereto hereby irrevocably submit to the federal and state courts located in the State of Delaware over any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 2.3.

     2.16 Further Assurances. Each Stockholder, the Company, and Parent, at the closing of the transactions contemplated hereby, or at any time or times thereafter, upon request of any party hereto, will execute such additional instruments, documents or certificates as either party deems reasonably necessary and to take all such further action in order to effect the transactions contemplated hereby.
     2.17 Efforts. Each party hereto hereby agrees to take, or cause to be taken, all commercially reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing all commercially reasonable things necessary, proper or advisable under applicable laws, to consummate and make effective the other transactions contemplated hereunder.
     2.18 Transaction Costs. Except as set forth in the Merger Agreement, each party hereto shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.
     2.19 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.
     2.20 Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     2.21 “Notes” means the (a) Second Amended and Restated 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceuticals and Medical Products (USA), LLC in favor of OTQ LLC, dated as of the Effective Time; (b) Second Amended and Restated 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceuticals and Medical Products (USA), LLC in favor of MHR Capital Partners Master Account LP, dated as of the Effective Time; and (c) Second Amended and Restated 7 3/4% Convertible Secured Note issued by NationsHealth, Inc., NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., and National Pharmaceuticals and Medical Products (USA), LLC in favor of MHR Capital Partners (100) LP, dated as of the Effective Time, as each may be amended, modified, replaced or refinanced from time to time.

     IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the date first written above.

COMPANY: NATIONSHEALTH, INC.
By:	/s/ Glenn Parker
	Name:	Glenn Parker
	Title:	CEO

STOCKHOLDERS: GLENN PARKER
/s/ Glenn Parker

TIMOTHY FAIRBANKS
/s/ Timoty Fairbanks

LEWIS STONE
/s/ Lewis Stone

MARK LAMA
/s/ Mark Lama

RGGPLS, LLC
By:	/s/ Glenn Parker
	Name:	Glenn Parker
	Title:	CEO

COMVEST NATIONSHEALTH HOLDINGS, LLC
By:	/s/ Jose Gordo
	Name:	Jose Gordo
	Title:	President

MHR CAPITAL PARTNERS MASTER ACCOUNT LP
By:	MHR Advisors LLC, its General Partner

By:	/s/ Hal Goldstein
	Name:	Hal Goldstein
	Title:	Authorized Signatory

MHR CAPITAL PARTNERS (100) LP
By:	MHR Advisors LLC, its General Partner

By:	/s/ Hal Goldstein
	Name:	Hal Goldstein
	Title:	Authorized Signatory

OTQ LLC
By:	/s/ Hal Goldstein
	Name:	Hal Goldstein
	Title:	Authorized Signatory

MARK H. RACHESKY, M.D. (as a record holder and as an authorized signatory for certain other entities)
/s/ Mark H. Rachesky, M.D.